Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Keith Terreri	Joele Frank / Dan Katcher / Jamie Moser
Vice President — Finance & Treasurer	Joele Frank, Wilkinson Brimmer Katcher
214-571-4641	(212) 355-4449
investor_relations@metropcs.com
MetroPCS Pre-Releases Third Quarter 2007 Subscriber Results
DALLAS (October 4, 2007) — MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for a flat rate with no signed contract, announced today selected subscriber information for the quarter ended September 30, 2007.
In the third quarter of 2007, on a consolidated basis, MetroPCS reported gross additions of approximately 671,000 subscribers, which represents an increase of 16.6% over the third quarter of 2006 and an increase of 1.7% over the second quarter of 2007. Churn for the seasonally higher third quarter of 2007 increased to 5.2%, which represents an increase of 0.2% over the third quarter of 2006 and an increase of 0.4% over the second quarter of 2007. MetroPCS ended the third quarter of 2007 with approximately 3.66 million subscribers, which includes net additions during the quarter of approximately 114,000 subscribers. For the twelve months ended September 30, 2007, MetroPCS has added over 1 million subscribers, representing growth of approximately 40% as compared to subscribers as of September 30, 2006. The late third quarter launch of service in Los Angeles did not have a significant impact on third quarter 2007 subscriber results given that marketing and distribution efforts will not fully ramp up until the fourth quarter of 2007.
“Driven by our compelling value proposition and strong demand for our service, we have more than doubled our customer base in the last two years and currently serve over 3.66 million subscribers. With licenses or access to licenses in 14 of the top 25 largest metropolitan areas in the country, we look forward to continued customer growth,” said Roger D. Linquist, MetroPCS’ Chairman of the Board and Chief Executive Officer. “Our recent launch of service in Los Angeles and planned launches of service in New York, Philadelphia and Boston in late 2008 or early 2009 represent a significant future source of growth for MetroPCS. The fourth and first calendar quarters of a year have always represented our strongest seasonal sales period, historically accounting for approximately 70% of our annual Core Market net additions, and we believe we are well positioned in Los Angeles for this seasonal window. As we continue to launch new markets, we expect our customer growth to continue within the fast-growing wireless industry.”

Subscriber Metrics

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Consolidated Market Subscribers
End of Period	3,664,218	2,616,532	3,664,218	2,616,532
Net Additions	114,302	197,623	723,232	691,911
Core Market Subscribers
End of Period	2,578,019	2,174,264	2,578,019	2,174,264
Net Additions	35,729	55,096	277,061	302,599
Expansion Market Subscribers
End of Period	1,086,199	442,268	1,086,199	442,268
Net Additions	78,573	142,527	446,171	389,312
The company has no current intention to pre-release results in future quarters.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento. Currently, MetroPCS has over 3.6 million subscribers and offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, San Francisco, Los Angeles, and Sacramento metropolitan areas.
Safe Harbor Statement
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we have experienced to date;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to clear the Auction 66 Market spectrum of incumbent licensees;

•	our ability to adequately enforce or protect our intellectual property rights;

•	governmental regulation of our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006, in Part I, Item 1A, “Risk Factors.”
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law.